Exhibit 99.1

MIDDLESEX WATER ANNOUNCES 2023

YEAR END RESULTS

ISELIN, NJ, (February 29, 2024) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today announced financial results for the year ended December 31, 2023.

2023 OPERATING RESULTS

Consolidated operating revenues increased to $166.3 million for the year ended December 31, 2023, up $3.8 million from 2022. factors affecting operating revenues were:

•	A net $4.2 million increase in our Middlesex System revenues due to the implementation of the final phase of the 2021 base rate case increase on January 1, 2023 and additional revenues through the Purchase Water Adjustment Clause rate;
•	A net decrease of $0.9 million in our Tidewater System revenues related to lower customer connection fees and lower weather driven customer demand along with a Delaware Public Service Commission ordered rate reduction in September 2022;
•	A $0.2 million increase in the Pinelands System in New Jersey due to the implementation of a base rate increase effective April 15, 2023; and
•	A $0.3 increase in non-regulated operations revenues due to higher supplemental contract services.

Operation and maintenance expenses for the year ended December 31, 2023, increased to $83.1 million, up $4.0 million from the same period in 2022, primarily due to higher variable production costs due to weather-driven changes in water quality, higher chemical prices and increased labor costs. Lower weather-related main break activity in our Middlesex System offset some of these increased expenses.

Depreciation expense for the year ended December 31, 2023 increased $2.2 million from the same period in 2022 due to a higher level of utility plant in service.

Middlesex recognized a $5.2 million gain on the sale of its regulated Delaware wastewater subsidiary in January 2022.

Income Taxes for the year ended December 31, 2023, decreased $2.2 million from the same period in 2022 due to greater income tax benefits associated with the increased repair expenditures on tangible property in the Middlesex system.

As a result, net income for the year decreased $10.9 million to $31.5 million, compared to $42.4 million in 2022. Earnings applicable to common stock for the year ended December 31, 2023, were $31.4 million, or $1.76 per share on a fully diluted basis, compared to $42.3 million or $2.39 per diluted share for the same period in 2022.

“Throughout 2023, we continued to invest in our infrastructure to ensure drinking water quality, enhance reliability and resiliency, secure our facilities, and protect consumers from lead in their service lines. We also maintained compliance with regulatory requirements with the completion of new treatment capability at our New Jersey wellfield facility,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “In addition, we settled litigation to recover costs associated with these treatment upgrades which has been reflected in the recent settlement of the Middlesex base rate case, originally filed in May 2023. Your Board of Directors increased the dividend by 4.0% in the fourth quarter of 2023, representing our 51st consecutive year of dividend increases. Management executed numerous financings and further enhanced our emergency management and cybersecurity processes. As we welcomed the new year, we also welcome the Company’s previously announced new President and CEO, Nadine Leslie, who takes the helm March 1st and who will further build upon our Company’s commitment of engaging our employees with meaningful work, providing quality service to our customers and delivering value to shareholders,” added Doll.

QUARTERLY DIVIDEND DECLARED

As previously announced in January 2024, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.325 per common share payable on March 1, 2024, to shareholders of record as of February 15, 2024. The Company has paid cash dividends continually since 1912.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2023	2022	2023	2022

Operating Revenues	$166,274	$162,434	$38,602	$38,823

Operating Expenses:
Operations and Maintenance	83,113	79,096	19,071	20,089
Depreciation	25,194	23,029	6,648	5,923
Other Taxes	18,744	18,208	4,640	4,665

Total Operating Expenses	127,051	120,333	30,359	30,677

Gain on Sale of Subsidiary	—	5,232	—	—

Operating Income	39,223	47,333	8,243	8,146

Other Income (Expense):
Allowance for Funds Used During Construction	2,433	2,314	272	761
Other Income (Expense), net	4,053	5,389	929	1,204

Total Other Income, net	6,485	7,703	1,201	1,965

Interest Charges	13,143	9,367	3,779	2,794

Income before Income Taxes	32,565	45,669	5,665	7,317

Income Taxes	1,041	3,240	(102)	148

Net Income	31,524	42,429	5,767	7,169

Preferred Stock Dividend Requirements	120	120	30	30

Earnings Applicable to Common Stock	$31,404	$42,309	$5,737	$7,139

Earnings per share of Common Stock:
Basic	$1.77	$2.40	$0.32	$0.40
Diluted	$1.76	$2.39	$0.32	$0.40